DEF-14A
                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

        Filed by the registrant  [X]
        Filed by a party other than the registrant [ ]
        Check the appropriate box:
        [ ]   Preliminary proxy statement            [ ]  Confidential, for Use
                                                          of the Commission Only
        |X|   Definitive proxy statement                  (as permitted by Rule
        [ ]   Definitive additional materials             14a-6(e)(2))
        [ ]   Soliciting material pursuant to
              Rule 14a-11(c) or Rule 14a-12

                                 HYBRIDON, INC.
                (Name of Registrant as Specified in its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
        [X]     No Fee required.
        [ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
                and 0-11.

        (1)     Title of each class of securities to which transaction applies:

        (2)     Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        (4)     Proposed maximum aggregate value of transaction:

        (5)     Total fee paid:

        [ ]      Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
        (1)     Amount previously paid:

        (2)     Form, schedule or registration statement no.:

        (3)     Filing party:

        (4)     Date filed:

                                 HYBRIDON, INC.

                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 29, 2000

           The 2000 annual meeting of the stockholders (the "Annual Meeting") of Hybridon, Inc., a Delaware corporation (the "Company"), will be held on Thursday, June 29, 2000 at 10:00 A.M. at the Radisson Hotel, 11 Beaver Street, Milford, Massachusetts, for the purpose of considering and voting upon the following matters:

           1. To elect three Class II Directors to the Board of Directors for the ensuing three years;

           2. To approve an amendment to the 1997 Stock Incentive Plan (the "1997 Plan") to increase the number of shares authorized for issuance thereunder by 2,000,000 shares;

           3. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for the year; and

           4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

           The Board of Directors unanimously recommends that you vote FOR all three nominees as directors, FOR the amendment to the 1997 Plan and FOR the selection of Arthur Andersen LLP as independent public auditors of the Company for the fiscal year ending December 31, 2000.

           The Board of Directors has no knowledge of any other business to be transacted at the Annual Meeting.

           The Board of Directors has fixed the close of business on Monday, May 8, 2000 as the record date (the "Record Date") for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

           A copy of the Company's 1999 Annual Report to Stockholders, which contains consolidated financial statements and other information of interest to stockholders, is being mailed with this Notice and the enclosed Proxy Statement on or about June 1, 2000 to all stockholders of record on the Record Date.

                                        By order of the Board of Directors,


                                        Robert G. Andersen, Assistant Secretary

Milford, Massachusetts
May 22, 2000

           WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                 HYBRIDON, INC.
                                155 FORTUNE BLVD.
                          MILFORD, MASSACHUSETTS 01757


                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 29, 2000

           This proxy statement (the "Proxy Statement") and the enclosed form of proxy are being furnished by the Board of Directors (the "Board of Directors" or "Board") of Hybridon, Inc. ("Hybridon" or the "Company"), in connection with the Company's annual meeting of stockholders (the "Annual Meeting") to be held on Thursday, June 29, 2000 at 10:00 A.M. at the Radisson Hotel, 11 Beaver Street, Milford, Massachusetts or any adjournment or postponement thereof.

           All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

           On May 8, 2000, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 17,494,083 shares of Common Stock of the Company, $.001 par value per share (the "Common Stock"). Each share entitles the record holder to one vote on each of the matters to be voted upon at the Annual Meeting.

           THE NOTICE OF THE ANNUAL MEETING, THIS PROXY STATEMENT, THE ENCLOSED PROXY AND THE COMPANY'S 1999 ANNUAL REPORT TO STOCKHOLDERS ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT JUNE 1, 2000. THE COMPANY WILL, UPON WRITTEN REQUEST OF ANY STOCKHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS. PLEASE ADDRESS ALL SUCH REQUESTS TO THE COMPANY, ATTENTION OF INVESTOR RELATIONS, 155 FORTUNE BLVD., MILFORD, MASSACHUSETTS 01757. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

                                 VOTES REQUIRED

           The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

           The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting on the matter is required for the approval of the amendments to the Company's 1997 Stock Incentive Plan and the ratification of the selection of the Company's independent auditors.

           Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth certain information as of March 31, 2000 with respect to the beneficial ownership of shares of common stock by each person known to Hybridon to own beneficially more than 5% of the outstanding shares of common stock, assuming conversion of all convertible debt or preferred stock and exercise of all warrants and stock options by such person and only by such person.

                                                                              Amount and Nature
                                                                         of Beneficial Ownership (1)
Name and Address of                                                Number of                  Percent of
Beneficial Owner                                                    Shares                      Class

5% STOCKHOLDERS

Pecks Management Partners Ltd.......................              8,001,139(2)                    32.89%
One Rockefeller Plaza
New York, New York  10022

Forum Capital Markets LLC...........................              6,083,394(3)                    28.15%
53 Forest Ave.
Old Greenwich, CT  06870

Michael A. Boyd.....................................              6,083,394(4)                    28.15%
c/o Forum Capital Markets LLC
53 Forest Ave.
Old Greenwich, CT  06870

                                                    2


                                                                              Amount and Nature
                                                                         of Beneficial Ownership (1)
Name and Address of                                                Number of                  Percent of
Beneficial Owner                                                    Shares                      Class

General Motors Employees............................              3,832,220(5)                    19.01%
Domestic Group Trust
c/o Pecks Management Partners Ltd.
One Rockefeller Plaza
New York, New York  10020

Guardian Life Insurance.............................              3,255,110(6)                    16.63%
Company of America
201 Park Avenue South, 7A
New York, New York  10003

Delaware State Employees......................                    2,549,934(7)                    13.51%
Retirement Fund
c/o Pecks Management Partners Ltd.
One Rockefeller Plaza
New York, New York 10020

Yahia M. A. Bin Laden...............................              2,373,977(8)                    13.52%
2 rue Charles Bonnet
1206 Geneva, Switzerland

Nicris Limited......................................              2,360,644(9)                    13.44%
c/o Magnin Dunand & Associates
2 rue Charles Bonnet
1206 Geneva, Switzerland

Intercity Holdings Ltd..............................              2,216,666(10)                   13.27%
c/o Cuson Milner House
18 Parliament Street
Hamilton, Bermuda

Abdelah Bin Mahfouz.................................              2,216,666(11)                   13.27%
c/o SEDCO
P.O. Box 4384
Jeddah 21491
Saudi Arabia

Darrier Hentsch & Cie...............................              1,317,755(12)                    7.69%
4, rue de Saussure
1204 Geneva, Switzerland

Lincoln National Life Insurance Co..................              1,279,717(13)                    7.27%
c/o Lynch & Mayer
520 Madison Avenue
New York, New York  10022

Faisal Finance Switzerland SA.......................              1,043,112(14)                    6.30%
84 Ave Louis Casi
1216 Geneva, Switzerland

                                                     3


                                                                              Amount and Nature
                                                                         of Beneficial Ownership (1)
Name and Address of                                                Number of                    Percent of
Beneficial Owner                                                     Shares                       Class

Mohamed A. El-Khereiji................................            1,029,825(15)                    6.06%
P.O. Box 8632
Jeddah 21492
Saudi Arabia

Finova Technology Finance Inc. .....................                896,875 (16)                   5.41%
10 Waterside Drive
Farmington, CT  06032

Declaration of Trust for the........................                924,456(17)                    5.36%
Defined Benefit Plan of ICI
American Holdings, Inc.
c/o Pecks Management Partners Ltd.
One Rockefeller Plaza
New York, New York  10022


(1) The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 31, 2000, through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares such power with his or her spouse, with respect to all shares of capital stock listed as owned by such person or entity.

(2) Includes 240,342 shares of Series A preferred stock owned by investment advisory clients of Pecks, which clients would receive dividends and the proceeds from the sale of such shares. Three of these clients are General Motors Employees Domestic Group Trust, Delaware State Employees Retirement Fund and Declaration of Trust for the Defined Benefit Plan of ICI American Holdings, Inc. These shares of Series A preferred stock are convertible into 5,655,106 shares of common stock of Hybridon. This amount also includes a total of 701,678 shares issuable upon the exercise of Class A warrants and a total of 394,355 shares issuable upon the exercise of Class D warrants held by the foregoing entities. This number also includes 1,250,000 shares issuable upon conversion of a portion of the $6,000,000 bank loan to Hybridon owned by the foregoing entities.

(3)        Forum Capital Markets LLC holdings includes:

          o         328,677 shares issuable upon exercise of Class B warrants

          o 280,517 shares issuable upon the exercise of Class C warrants

          o         468,859 shares issuable upon exercise of Class A warrants

          o         25,812 shares issuable upon the exercise of Class D warrants

          o         761,568 shares issuable upon exercise of other warrants

          o 1,250,000 shares issuable upon conversion of Forum's portion of the $6,000,000 bank loan to Hybridon

          o 1,755,035 shares issuable upon conversion of 74,589 shares of Series A preferred stock owned by Forum and

          o 416,667 shares issuable upon conversion of $250,000 in convertible debt.

(4 )       Includes the following owned by Forum Capital Markets LLC:

          o         796,259 shares of common stock

          o         328,677 shares issuable upon exercise of Class B warrants

          o 280,517 shares issuable upon the exercise of Class C warrants

          o         468,859 shares issuable upon exercise of Class A warrants

          o         25,812 shares issuable upon the exercise of Class D warrants

          o         761,568 shares issuable upon exercise of other warrants

          o 1,250,000 shares issuable upon conversion of Forum's portion of the $6,000,000 bank loan to Hybridon

          o 1,755,035 shares issuable upon conversion of 74,589 shares of Series A preferred stock owned by Forum and

          o 416,667 shares issuable upon conversion of $250,000 in convertible debt.

           Mr. Boyd is the sole director and shareholder of Michael A. Boyd, Inc. which is the general partner of Founders Financial Group, L.P. which owns a controlling interest of Forum Capital Markets LLC. Hence, Mr. Boyd controls Forum Capital Markets LLC and may be considered a beneficial owner of the shares beneficially owned by such entity.

 (5) Includes 117,887 shares of Series A preferred stock which are convertible into 2,773,812 shares of Hybridon common stock. This amount also includes 492,783 shares issuable upon the exercise of Class A warrants and 565,625 shares issuable upon conversion of a portion of a $6,000,000 bank loan to Hybridon owned by this entity.

(6) Includes 112,612 shares of Series A preferred stock which are convertible into 2,649,694 shares of common stock of Hybridon. This amount also includes 353,316 shares issuable upon the exercise of Class A warrants and 252,100 shares issuable upon the exercise of Class D warrants.

(7) Includes 75,926 shares of Series A preferred stock which are convertible into 1,786,494 shares of common stock of Hybridon. This amount also includes 137,918 shares issuable upon the exercise of Class A warrants, 270,272 shares issuable upon the exercise of Class D warrants and 355,250 shares issuable upon conversion of portion of the $6,000,000 bank loan to Hybridon owned by this entity.

(8) Includes 1,125,880 shares held by Nicris Limited and 234,764 shares issuable upon the exercise of Class B warrants held by Nicris Limited and 1,000,000 shares issuable upon the conversion of $600,000 in convertible debt owed to Nicris Limited. Mr. Bin Laden, a controlling stockholder of Nicris, may be considered a beneficial owner of the shares beneficially owned by such entity.

(9) Includes 234,764 shares issuable upon the exercise of Class B warrants held by Nicris Limited and 1,000,000 shares issuable upon the conversion of $600,000 in convertible debt owed to Nicris Limited.

(10) Includes 375,000 shares issuable upon the exercise of Class B warrants held by Intercity Holdings Ltd.

(11) Includes 1,841,666 shares held by Intercity Holdings Ltd. and 375,000 shares issuable upon exercise of Class B warrants held by Intercity Holdings. Mr. Bin Mahfouz, a controlling stockholder of Intercity Holdings Ltd., may be considered a beneficial owner of the shares beneficially owned by such entity.

(12) Includes 140,636 shares issuable upon the exercise of Class B warrants held by Darrier Hentsch and 666,667 shares issuable upon the conversion of $400,000 in convertible debt owned by Darrier Hentsch.

(13) Includes 44,272 shares of Series A preferred stock which are convertible into 1,041,694 shares of common stock of Hybridon. This amount also includes 238,023 shares issuable upon the exercise of Class A warrants.

(14) Includes 233,026 shares issuable upon the exercise of Class B warrants held by Faisal Finance Switzerland SA.

(15) Includes 228,345 shares beneficially owned by Solter Corporation; 45,242 shares issuable upon the exercise of warrants held by Solter Corporation; 250,000 shares issuable upon the conversion of $150,000 in convertible debt owed to Solter Corporation; 217,282 shares issuable upon the exercise of warrants held by Mr. El-Khereiji; 9,000 shares issuable upon the exercise of stock options held by Mr. El-Khereiji; 67,500 shares issuable upon the conversion of $40,500 in convertible debt to be issued to Mr. El-Khereiji; and 75,000 shares issuable upon the conversion of $45,000 in convertible debt that Mr. El-Khereiji has the right to acquire upon exercise of warrants. Mr. El-Khereiji, an affiliate of Solter Corporation, may be considered a beneficial owner of the shares beneficially owned by such entity.

 (16) Includes 259,375 shares issuable upon the exercise of Class C warrants held by Finova Technology Finance Inc.

 (17) Includes 27,412 shares of Series A preferred stock which are convertible into 644,988 shares of common stock of Hybridon. This amount also includes 42,153 shares issuable upon the exercise of Class A warrants, 74,265 shares issuable upon the exercise of Class D warrants and 163,050 shares issuable upon conversion of a portion of the $6,000,000 bank loan to Hybridon owned by this entity.

           The following table sets forth certain information as of March 31, 2000, with respect to the beneficial ownership of shares of common stock and Series A preferred stock by the directors of Hybridon, the Chief Executive Officer and other Named Executive Officers, and the directors and executive officers of Hybridon as a group, assuming conversion of all convertible debt or preferred stock and exercise of all warrants and stock options by such person and only by such person.

                                                                                                         Series A
                                                              Common Stock                      Convertible Preferred Stock
                                                              ------------                      ---------------------------

Name of Beneficial Owner                          Amount and Nature of    Percent of      Amount and Nature of   Percent of
                                                 Beneficial Ownership(1)    Class        Beneficial Ownership(1)    Class
DIRECTORS
Arthur W. Berry.............................         8,336,472(2)           33.81%              240,342(3)           36.44%
Harold L. Purkey**..........................         6,252,061(4)           28.71%               74,589(5)           11.31%
Youssef El-Zein.............................           657,353(6)            3.89%                    0                  0
Nasser Menhall..............................           205,334(7)            1.24%                    0                  0
E. Andrews Grinstead, III ..................         3,414,204(8)           17.34%                    0                  0
Sudhir Agrawal..............................           794,714(9)            4.65%                    0                  0
Paul C. Zamecnik............................           445,163(10)           2.70%                    0                  0
James B. Wyngaarden.........................           143,100(11)           *                        0                  0
Camille A. Chebeir..........................            26,000(12)           *                        0                  0
All  directors  and  executive  officers  as
a group (9 persons).........................        20,271,300(13)          57.55%              314,931              47.75%

*  Less than 1%

**  Replaced by Mr. C. Keith Hartley on May 12, 2000.

(1) The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 31, 2000 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power or shares such power, with his or her spouse, with respect to all shares of capital stock listed as owned by such person or entity.

(2) Includes 240,342 shares of Series A preferred stock owned by investment advisory clients of Pecks, which clients would receive dividends and the proceeds from the sale of such shares. Three of these clients are General Motors Employees Domestic Group Trust, Delaware State Employees Retirement Fund and Declaration of Trust for the Defined Benefit Plan of ICI American Holdings, Inc. These shares of Series A preferred stock are convertible into 5,655,106 shares of common stock of Hybridon. This amount also includes a total of 701,678 shares issuable upon the exercise of Class A warrants and a total of 394,355 shares issuable upon the exercise of Class D warrants held by the foregoing entities. This number also includes 1,250,000 shares issuable upon conversion of a portion of the $6,000,000 bank loan to Hybridon owned by the foregoing entities. Mr. Berry, a principal of Pecks, may be considered a beneficial owner of the shares owned by such entities. Mr. Berry disclaims beneficial ownership of these shares. This number also includes 333,333 shares issuable upon conversion of $200,000 in convertible debt owned by Mr. Berry.

(3) Includes 240,342 shares of Series A preferred stock owned by investment advisory clients of Pecks, which clients would receive dividends and the proceeds from the sale of such shares. Mr. Berry, a principal of Pecks, may be considered a beneficial owner of the shares owned by such entities. Mr. Berry disclaims beneficial ownership of these shares.

(4)        Harold L. Purkey's holdings include the following:

          o         796,259 shares of common stock owned by Forum Capital
                    Markets LLC

          o 328,677 shares issuable upon the exercise of Class B warrants owned by Forum

          o 280,517 shares issuable upon the exercise of Class C warrants owned by Forum

          o 468,859 shares issuable upon the exercise of Class A warrants owned by Forum

          o 25,812 shares issuable upon the exercise of Class D warrants owned by Forum

          o 761,568 shares issuable upon the exercise of other warrants held by Forum

          o 1,250,000 shares issuable upon conversion of Forum's portion of the $6,000,000 bank loan to Hybridon

          o 1,755,035 shares issuable upon conversion of 74,589 shares of Series A preferred stock owned by Forum, and

          o 416,667 shares issuable upon conversion of $250,000 in convertible debt owned by Forum

           Mr. Purkey, an affiliate of Forum, may be considered a beneficial owner of the shares beneficially owned by such entity. This amount also includes 166,667 shares issuable upon conversion of $100,000 in convertible debt owned by Mr. Purkey.

(5)        Consists of 74,589 shares of Series A preferred stock owned by Forum.
           Mr. Purkey, an affiliate of Forum, may be considered a beneficial owner of the shares beneficially owned by Forum.

(6)        Youssef El-Zein's holdings include:

          o 343,959 shares issuable upon the exercise of warrants held by Mr. El-Zein

          o 3,101 shares issuable upon the exercise of warrants held by Pillar Investment Limited

          o 10,000 shares issuable upon the exercise of stock options held by Mr. El-Zein

          o 48,032 shares issuable upon the conversion of $28,819 in convertible debt to be issued to Mr. El- Zein

          o 149,572 shares issuable upon the conversion of $89,743 in convertible debt that Mr. El-Zein has the right to acquire upon exercise of warrants

Mr. El-Zein, an affiliate of Pillar Investment Limited, may be considered a beneficial owner of the shares beneficially owned by such entity.

(7)        Nasser Menhall's holdings include the following:

          o 109,774 shares issuable upon the exercise of warrants held by Mr. Menhall

          o 3,101 shares issuable upon the exercise of warrants held by Pillar Investment Limited

          o 10,000 shares issuable upon the exercise of stock options held by Mr. Menhall

          o 26,862 shares issuable upon the conversion of $16,117 in convertible debt to be issued to Mr. Menhall

          o 21,367 shares issuable upon the conversion of $12,820 in convertible debt that Mr. Menhall has the right to acquire upon exercise of warrants

Mr. Menhall, an affiliate of Pillar Investment Limited, may be considered a beneficial owner of the shares beneficially owned by such entity.

(8) Includes 799,957 shares subject to outstanding stock options which are exercisable within the 60-day period following March 31,2000 as well as 2,566,667 shares issuable upon the conversion of $1,540,000 in convertible debt owned by Mr. Grinstead.

(9) Includes 776,954 shares subject to outstanding stock options which are exercisable within the 60-day period following March 31, 2000.

(10)       Paul Zamecnik's holdings include the following:

          o 109,200 shares subject to outstanding stock options which are exercisable within the 60-day period following March 31, 2000

          o         31,250 shares issuable upon the exercise of Class C warrants

          o 43,333 shares issuable upon the conversion of $26,000 in convertible debt owned by Dr. Zamecnik

(11) Includes 138,000 shares subject to outstanding stock options which are exercisable within the 60-day period following March 31, 2000 and 700 shares held by Mr. Wyngaarden's children.

(12) Includes 1,000 shares subject to outstanding stock options which are exercisable within the 60-day period following March 31, 2000.

(13) Securities owned by Pillar Investment Limited are included only once, although such amounts were included above for both Messrs. El-Zein and Menhall.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

           The Board of Directors, consisting of nine directors, is divided into three classes. Each class of directors is elected for a staggered three-year term. On May 12, 2000, the Board of Directors elected C. Keith Hartley to replace Harold L Purkey who resigned . H.F. Powell resigned on February 15, 2000.

           At the Annual Meeting, three directors will be elected as Class II directors, each whose term will expire at the 2003 Annual Meeting of Stockholders and until his successor is elected and qualified. All of the Company's existing Class II directors, James B. Wyngaarden, Paul C. Zamecnik and Camille A. Chebeir, have been nominated for re-election at the Annual Meeting. Each nominee has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.

           The shares in the enclosed proxy will be voted FOR the persons nominated, unless a vote is withheld for any or all of the individual nominees. For each member of the Board of Directors, including those who are nominees for election as Class II Directors, there follows information given by each concerning his name, age (as of March 31, 2000), length of service as a director of the Company, principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he serves as a director.

Name                                         Age      Since        Position
----                                         ---      -----        --------

Directors Whose Terms Expire in 2002 (Class I Directors)
Arthur W. Berry............................  58       1998         Director
C. Keith Hartley...........................  57       2000         Director
Nasser Menhall.............................  44       1992         Director
Nominees for Terms Expiring in 2003 (Class II Directors)
Camille A. Chebeir.........................  61       1999         Director
James B. Wyngaarden, M.D. .................  75       1990         Chairman of the Board of Directors
Paul C. Zamecnik, M.D. ....................  87       1990         Director
Directors Whose Terms Expire in 2001 (Class III Directors)
Sudhir Agrawal, D. Phil.............ad, III  46       1993         President  and  Acting  Chief   Executive   Officer,
                                                                   Senior  Vice President of Discovery, Chief Scientific Officer,
                                                                   and Director
Youssef El-Zein ..........................   51       1992         Director
E. Andrews Grinstead, III ................   54       1991         Director and Chief Executive Officer


           Sudhir Agrawal joined Hybridon in February 1990 and served as Principal Research Scientist from February 1990 to January 1993 and as Vice President of Discovery from December 1991 to January 1993 prior to being appointed Chief Scientific Officer in January 1993, Senior Vice President of Discovery in March 1994, and President and Acting Chief Executive Officer in February 2000. He has served on the Board of Directors since March 1993. Prior to joining Hybridon, Dr. Agrawal served as a Foundation Scholar at the Worcester Foundation from 1987 through 1991. Dr. Agrawal served as a Research Associate at Research Council Laboratory of Molecular Biology in Cambridge, England from 1985 to 1986, studying synthetic oligonucleotides. Dr. Agrawal received a B.Sc. in chemistry, botany and zoology in 1973, an M.Sc. in organic chemistry in 1975 and a D. Phil. in chemistry in 1980 from Allahabad University in India.

           Arthur W. Berry was appointed member of the Board of Directors of Hybridon in 1998. He has been Chairman and Managing Partner of Pecks Management Partners, since 1990, and was Vice President and Co-Manager of the Alliance Convertible Securities Group and President of the Alliance Convertible Fund from 1985 to 1990. Prior to joining Alliance, he was Vice President and Head of Special Funds Section and Manager of the Harris Convertible Fund at Harris Bank and Senior Portfolio Manager in the bank's Individual Investment Management Group. He is also a member of the board of directors of Intellicorp, Inc.

           Camille A. Chebeir was appointed member of the Board of Directors of Hybridon in 1999. Since 1995, he has been President of Sedco Services, Inc., a company which manages investments of the Bin Mafouz Saudi Arabian family. In that capacity, he serves on the boards of various entities in which Sedco Services, Inc. invests. Mr. Chebeir was previously the Executive Vice President/General Manager of National Commercial Bank, New York branch. Mr. Chebeir is a former President of the Arab Bankers Association of North America.

           Youssef El-Zein was appointed member of the Board of Directors of Hybridon in 1992, and has been Vice Chairman of the Board of Directors of Hybridon since February 1997. He has been Executive Officer of Pillar S.A., a private investment and management consulting firm, since 1991; Chairman of the WorldCare Group since 1993; and member of the board of directors of Pillar Investment Limited ("Pillar Investment"), a private investment and management consulting firm, since 1991.

           E. Andrews Grinstead, III joined Hybridon in June 1991 and was appointed Chairman of the Board and Chief Executive Officer in August 1991 and President in January 1993. He has served on the Board of Directors since June 1991. Mr. Grinstead resigned as Chairman in December 1999. On February 15, 2000, Hybridon announced that Mr. Grinstead had taken an unexpected medical leave of absence of indefinite duration due to a serious illness and that Mr. Grinstead had been replaced as President. Since 1991, Mr. Grinstead has served as a director of Pharmos Corporation, a development stage company engaged in the development of novel pharmaceutical compounds and drug delivery systems. Mr. Grinstead also serves as a director of Meridian Medical Technologies, Inc., a pharmaceutical and medical device company. Mr. Grinstead was appointed to The President's Council of the National Academy of Sciences and the Institute of Medicine in January 1992 and the board of the Massachusetts Biotech Council in 1997. Since 1994, Mr. Grinstead has served as a member of the board of trustees of the Albert B. Sabin Vaccine Foundation, a charitable foundation dedicated to disease prevention. Mr. Grinstead received an A.B. from Harvard College in 1967, a J.D. from the University of Virginia School of Law in 1974 and an M.B.A. from the Harvard Graduate School of Business Administration in 1976.

           C. Keith Hartley was appointed member of the Board of Directors of Hybridon in 2000. Mr. Hartley has been Managing Partner of Forum Capital Markets LLC since August, 1995. Effective January 1, 1998, Forum Capital Markets L.P. converted from a limited partnership into a limited liability corporation. Mr. Hartley was an independent financial consultant from May, 1991 to August, 1995. Mr. Hartley also serves as a Director of Comdisco, Inc., Swisher International Group, Inc. and U.S. Diagnostics, Inc.

           Nasser Menhall was appointed member of the Board of Directors of Hybridon in 1992. He has been a member of the board of directors and Chief Executive Officer of the WorldCare Group, a teleradiology company, since 1993; President of Pillar Investment Limited, a private investment and management consulting firm, since 1990; and President of Biomedical Associates, a private investment firm, since 1990.

           James B. Wyngaarden was appointed member of the Board of Directors of Hybridon in 1990, was Vice Chairman of the Board of Directors from February 1997 to February 2000 at which time he was appointed Chairman of the Board of Directors. He was Foreign Secretary of the National Academy of Sciences and the Institute of Medicine of the National Academy of Sciences from 1990 to 1994; council member of the Human Genome Organization from 1990 to 1993 and Director from 1990 to 1991; and Director of the National Institutes of Health from 1982 to 1989. He is also a member of the board of directors of Human Genome Sciences, Inc. and Magainin Pharmaceuticals, Inc.

           Paul C. Zamecnik was appointed member of the Board of Directors of Hybridon in 1990. He was Principal Scientist at the Worcester Foundation for Biomedical Research, Inc. from 1979 to 1996, and has been Collis P. Huntington Professor of Oncologic Medicine Emeritus at the Harvard Medical School since 1979. He is also currently Senior Scientist and Honorary Physician at Massachusetts General Hospital in Boston.

           Hybridon's restated certificate of incorporation provides for a staggered Board of Directors consisting of three classes, with each class having approximately the same number of members. At each annual meeting of Hybridon's stockholders, the term of one class ends and the successors of the directors in that class are elected for a term of three years. Hybridon has designated three directors in each class, as indicated in the above table. They are to serve until the annual meeting of stockholders to be held in 2000, 2001 and 2002, respectively, and until their respective successors are elected and qualified, or until their earlier resignation or removal. The restated certificate of incorporation provides that directors may be removed only for cause by a majority of stockholders.

           For information relating to shares of Common Stock owned by each of the directors, see Item 12 - "Security Ownership of Certain Beneficial Owners and Management."

Executive Officers

           The following table sets forth certain information regarding the executive officers of Hybridon as of March 31, 2000.

Name                                                  Age          Position
----                                                  ---          --------

E. Andrews Grinstead, III........................     54           Director and Chief Executive Officer
Sudhir Agrawal, D. Phil..........................     46           President  and  Acting  Chief   Executive   Officer,
                                                                   Senior  Vice President of Discovery, Chief Scientific Officer,
                                                                   and Director
Robert G. Andersen...............................     49           Vice  President of  Operations  and  Planning  and Chief
                                                                   Financial Officer


           Robert G. Andersen joined Hybridon in November 1996 and served as Vice President of Systems Engineering and Management Information Systems prior to being appointed Vice President of Operations and Planning in 1997, Treasurer in March 1998, and Chief Financial Officer of Hybridon in February 2000. Prior to joining Hybridon, Mr. Andersen served in a variety of positions at Digital Equipment Corporation, a computer company, from 1986 to 1996, most recently as Group Manager of the Applied Objects Business Unit. From 1978 to 1986, Mr. Andersen served in a variety of positions at United Technologies Corporation, an aviation technology company, most recently as Director of Quality for Otis Elevator Company's European Operations. Mr. Andersen received his B.E.E. in Electrical Engineering from The City College of New York in 1972 and an M.S. in Management from Northeastern University in 1978. He is also a graduate of the United Technologies Advanced Studies Program.

Certain Transactions

           Since January 1, 1999, Hybridon has entered into or has been engaged in the following transactions with the following Hybridon directors and officers, stockholders who beneficially own more than 5% of the outstanding common stock of Hybridon and affiliates or immediate family members of those directors, officers and 5% Stockholders.

Transactions with Pillar S.A. and Affiliates

           Hybridon has entered into certain transactions with Pillar S.A. and, its affiliate, Pillar Investment Limited (collectively referred to as "Pillar"). Pillar is an affiliate of Messrs. El-Zein and Menhall, two directors of Hybridon. Until it distributed substantially all of its holdings in Hybridon in 2000, Pillar beneficially owned over 5% of Hybridon's common stock.

           The following is a summary of those transactions that relate to Hybridon's 1999 fiscal year.

           Prior to 1999, Hybridon has been a party to consulting agreements with Pillar under which Pillar provided Hybridon with financial advisory and managerial services including assistance with Hybridon's overseas operations, in connection with potential corporate partnerships in Europe and as a non-exclusive placement agent of Hybridon in connection with private placements of securities of Hybridon.

           During 1998, Hybridon retained Pillar as placement agent in connection with the private placements of securities of Hybridon in offshore transactions in reliance upon an exemption from registration under Regulation S promulgated under the Securities Act of 1933.

           In connection with the 1998 Regulation S offerings, Hybridon and Pillar entered into an advisory agreement dated May 5, 1998, under which Pillar acted as Hybridon's non-exclusive financial advisor. This agreement required that Hybridon pay Pillar a monthly retainer of $5,000, with a minimum engagement of 24 months beginning on May 5, 1998, and further provided that Pillar was entitled to receive the following:

o     out-of-pocket expenses

o subject to Hybridon's receiving a fairness opinion on such matter, 300,000 shares of common stock in connection with Pillar's efforts in assisting Hybridon in restructuring its balance sheet

o certain cash and equity success fees in the event Pillar assisted Hybridon in connection with certain financial and strategic transactions

           Pillar also received $1,635,400 in cash and warrants to purchase 1,111,630 shares of common stock pursuant to these arrangements. During 1999, Hybridon issued the 300,000 shares of common stock to Pillar. Hybridon received a fairness opinion in connection with such issuance.

           Pursuant to a 1999 private placement offering, Hybridon sold 8% notes to certain investors, including some investors that Pillar introduced to Hybridon. In connection with this offering, and in lieu of any compensation due under the financial advisory agreement between Hybridon and Pillar, Hybridon agreed to pay Pillar's reasonable expenses and to issue to Pillar and its designees additional 8% notes in an aggregate principal amount equal to 9% of the aggregate principal amount of 8% notes purchased by those Pillar-introduced investors. Hybridon also agreed to issue to Pillar Investment and its designees warrants to purchase additional 8% notes in an aggregate principal amount equal to 10% of the aggregate principal amount of 8% notes purchased by those Pillar-introduced investors. These warrants have a strike price equal to 110% of the principal amount of the 8% notes purchasable thereunder. Hybridon's obligations to issue the 8% notes and the warrants and to reimburse Pillar Investment's expenses are subject to the condition precedent that Hybridon will have had delivered to it a fairness opinion in form and substance deemed by Hybridon, in its sole discretion, to satisfy the requirements of the indenture relating to Hybridon's 9% notes. Hybridon received a fairness opinion in connection with such issuance. As of March 31, 2000, Pillar Investment had earned the right to receive $366,685 in 8% notes and warrants to purchase an additional $407,428 in 8% notes.

Transactions with Forum Capital Markets LLC and Pecks Management Partners Ltd.

           In 1998, Hybridon entered into certain transactions with Forum, which is an affiliate of both Mr. Hartley, who became a director of Hybridon on May 12, 2000, and Mr. Purkey, who, at the time was a director of Hybridon, and entities advised by Pecks Management Partners Ltd. Mr. Berry, a principal of Pecks, is a director of Hybridon. One of the transactions was the November 1998 purchase of Hybridon's bank loan by Forum and entities advised by Pecks. In connection with the purchase of the loan, the purchasing entities advanced an additional amount to Hybridon so as to increase the outstanding principal amount of the loan to $6,000,000. In addition, the purchasing entities agreed to amend the terms of the loan. This principal amount of the loan and unpaid interest thereon is convertible, in whole or in part, at the lenders' option into common stock at a conversion price of $2.40 per share.

           In connection with the purchase of the loan, Forum received a fee of $400,000, which Forum has reinvested by purchasing from Hybridon 160,000 shares of common stock and warrants to purchase an additional 40,000 shares of common stock at $3.00 per share during 1999. In addition, Forum received warrants exercisable until maturity of the Loan to purchase 133,333 shares of common stock at $3.00 per share.

           During 1999, Hybridon maintained an investment account at Forest Investment Management LLC, an affiliate of Forum and Messrs. Hartley and Purkey. Also see "1999 Convertible Notes Offering" section which follows:

1999 Convertible Notes Offering

           Hybridon sold an aggregate of $1,500,000 principal amount of promissory notes to E. Andrews Grinstead, III, Hybridon's Chief Executive Officer and Director, at face value during September and November of 1999. These notes accrued interest at 12% per annum, or at 15% upon Hybridon's election to pay this interest in shares of common stock rather than cash, and, upon the closing of any third-party debt financing that closed on or before March 1, 2000, were intended to be converted into the debt sold in that financing. These notes, together with $40,000 in accrued interest, have been converted into 8% notes of Hybridon due 2002.

           In addition, in connection with the financing conducted in December 1999, other Hybridon directors and certain affiliates of Hybridon directors purchased Hybridon 8% notes in the amounts set forth below:

Nicris Limited (over 5% stockholder & affiliate of
  Mr. Bin Ladin)                                                       $600,000
Darrier Hentsch & Cie (over 5% stockholder)                            $400,000
Forum Captial Markets LLC (over 5% stockholder &
  affiliate of Messrs. Hartley and Purkey)                             $250,000
Harold L. Purkey (Former Director)                                     $100,000
Arthur W. Berry (Director)                                             $200,000
H.F. Powell (Former Director)                                          $100,000
Paul Zamecnik (Director)                                               $26,000

           Two other principals of Forum Capital Markets LLC each purchased $100,000 of the 8% notes.

           In connection with the offering of these notes, Forum and the entities advised by Pecks entered into a Subordination and Intercreditor Agreement with Hybridon and the representative of the purchasers of the notes whereby, among other things, they agreed to subordinate their loan to the 8% notes, subject to certain conditions. Also in connection with this offering, Hybridon agreed to issue warrants to purchase an aggregate of 2.75 million shares of Hybridon's common stock to designees of Pecks and Forum. These warrants are exercisable from December 31, 2000 until December 31, 2002 at $0.60 per share.

           Additional information on the 1999 Convertible Notes Offering is included under the caption "Transactions with Pillar S.A. and Affiliates".

           Hybridon believes that the terms of the transactions described above were no less favorable than Hybridon could have obtained from unaffiliated third parties.

Other Transactions

           Consulting arrangements with each of Mr. Powell, Dr. Zamecnik and Dr. Wyngaarden are described under the caption "Director Compensation" below. Hybridon has a note receivable from Mr. Grinstead which amounted to $270,050, including interest accrued at 6%, at December 31, 1999.

           Certain persons and entities, including Dr. Zamecnik, Pillar S.A., Pillar Limited, Forum, the entities advised by Pecks, Intercity Holdings, Mr. Bin Laden and Nicris Limited, are entitled to certain rights with respect to the registration under the Securities Act of certain shares of Hybridon's common stock, including shares of common stock that may be acquired pursuant to the exercise of options or warrants, under the terms of agreements among Hybridon and the rightsholders. The registration agreements generally provide that in the event Hybridon proposes to register any of its securities under the Securities Act at any time, with certain exceptions, the rightsholders, including Pillar S.A., Pillar Limited, Intercity Holdings, Mr. Bin Laden and Nicris Limited, but excluding, among others, Dr. Zamecnik, have the additional right under certain registration agreements to require Hybridon to prepare and file registration statements under the Securities Act, if rightsholders holding specified percentages of the registrable shares so request, and Hybridon is required to use its best efforts to effect that registration, subject to certain conditions and limitations.

Section 16(a) Beneficial Ownership Reporting Compliance

           Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires each director and each executive officer of the Company and each holder of more than 10% of the outstanding shares of the Company's Common Stock to file with the Commission an initial statement of ownership and, as required, a statement of changes in ownership of equity securities of the Company. Each such person is required by Commission regulations to furnish the Company with a copy of each Section 16(a) statement it files with respect to the Company.

Based solely on its review of copies of filed Section 16(a) statements, the Company believes that during 1999 all directors and executive officers of the Company and all holders of more than 10% of the outstanding shares of Common Stock complied with the requirements of Section 16(a) of the Exchange Act, except that each of the following persons failed to timely file (quantity) Statements of Changes of Beneficial Ownership of Securities on Form 4 in connection with transactions effected during 1999: Arthur W. Berry (1), Harold
L. Purkey (3), Youssef El-Zein (2), Nasser Menhall (2), E. Andrews Grinstead, III (3), Sudhir Agrawal (2), Paul Z. Zamecnik (1), James B. Wyngaarden (1), Camille A. Chebeir (2), H.F. Powell (3), Forum Capital Markets LLC (3), Michael
A. Boyd (3) and Pillar Investment Limited (1).

Board of Directors and Committee Annual Meetings

           The Board of Directors held ten meetings (including by telephone conference and by written consent) in 1999. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

           The Board of Directors has an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent public accountants. The Audit Committee held one meeting during 1999. The members of the Audit Committee were Messrs. Menhall and Purkey and Dr. Wyngaarden until Mr. Purkey's resignation from the Board on May 12, 2000.

           The Board of Directors has a Compensation Committee, which reviews the salaries, benefits and any other compensation of the Company's senior executive officers, to make recommendations to the Board of Directors with respect to these matters and to administer the Company's stock option plans. In 1999, the Compensation Committee held three meetings. The members of the Compensation Committee are Messrs. Berry and El-Zein and Dr. Wyngaarden.

           The Board of Directors does not have a standing nominating committee. The function customarily performed by a nominating committee is undertaken by the Board of Directors, as a whole, which entertains nominations made by any Board member. In the past, the Board of Directors has established special nominating committees to identify and propose potential new Board members, and the Board may do so again in the future.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation of Executive Officers

Summary Compensation Table

           The following table sets forth the compensation for the fiscal years ended December 31, 1999 ("fiscal 1999"), December 31, 1998 and December 31, 1997 for Hybridon's Chief Executive Officer and Chief Scientific Officer, who were serving as Executive Officers at December 31, 1999 and whose total annual salary and bonus exceeded $100,000 in fiscal 1999:


                           SUMMARY COMPENSATION TABLE
                                                                                                  LONG-TERM
                                                                                                 COMPENSATION
                                                                                                    AWARDS
                                                             ANNUAL COMPENSATION
                                                   --------------------------------------      --------------------
                                                                               OTHER              SECURITIES
NAME AND PRINCIPAL                                                             ANNUAL             UNDERLYING           ALL OTHER
POSITION                                            SALARY          BONUS   COMPENSATION            OPTIONS          COMPENSATION
------------------                                  ------          -----   ------------          ----------         ------------
E. Andrews Grinstead, III...............1999       $375,000           0       $ 93,750(1)        1,763,319(2)         $  42,548(3)
   Chief Executive Officer              1998       $375,000           0       $ 93,750(1)          500,000            $  44,832(3)
     and Director                       1997       $375,000           0       $ 93,750(1)           66,806            $  53,784(3)

Sudhir Agrawal, D. Phil.................1999       $250,000           0       $ 50,000(1)        1,618,263(2)         $  25,962(3)
 President and Acting Chief             1998       $250,000           0       $ 50,000(1)          500,000            $  22,115(3)
 Executive Officer,  Senior             1997       $250,000           0       $ 50,000(1)           32,263            $  13,462(3)
 Vice President of Discovery,
 Chief Scientific Officer and
 Director

----------------

(1) Other annual compensation paid, or to be paid, by Hybridon to, or for the benefit of, the named executive officers is as follows:

E. Andrews Grinstead, III                                 1999                 1998                1997
-------------------------                                 ----                 ----                ----

Paid in lieu of employee benefits.................     $79,288              $79,903             $34,902
Purchase of life insurance and other
   payments to third parties......................      14,462               13,847              58,848
                                                       -------              -------             -------
Total.............................................     $93,750              $93,750             $93,750
                                                       =======              =======             =======

Sudhir Agrawal, D. Phil.                                  1999                 1998                1997
-----------------------                                   ----                 ----                ----

Paid in lieu of employee benefits.................     $36,789              $37,462             $38,132
Purchase of life insurance and other payments to
third parties.....................................      13,211               12,538               11,868
                                                       -------              -------             --------
Total.............................................     $50,000              $50,000             $50,000
                                                       =======              =======             =======

(2) During 1999 Hybridon reduced the exercise price of all employee stock options to $.50 per share. The number of repriced stock options amounts to 1,263,319 and 1,118,263 for Mr. Grinstead and Dr. Agrawal, respectively.
      These repriced stock options are included in the "Summary Compensation
      Table."

(3) All other compensation paid, or to be paid, by Hybridon to, or for the benefit of, the named executive officers is as follows:

E. Andrews Grinstead, III                                     1999                 1998                      1997
-------------------------                                     ----                 ----                      ----

Surrender of unused vacation days                            $42,548             $28,832                   $37,300
Additional payments                                             0                 16,000                    16,484
                                                              ------              ------                    ------
Total                                                        $42,548             $44,832                   $53,784
                                                             =======             =======                   =======

Sudhir Agrawal, D. Phil.                                      1999                 1998                      1997
-----------------------                                       ----                 ----                      ----

Surrender of unused vacation days                            $25,962             $22,115                   $13,462
                                                              ------              ------                    ------
Total                                                        $25,962             $22,115                   $13,462
                                                             =======             =======                   =======

Option Grants and Repricings Table

           The following table sets forth certain information concerning grants and repricings of stock options made during fiscal 1999 to each of the named executive officers:

                                                    OPTION GRANTS AND REPRICINGS IN LAST FISCAL YEAR

                                                                   INDIVIDUAL GRANTS
                                                                                                            POTENTIAL REALIZABLE
                                                                                                              VALUE AT ASSUMED
                                                           PERCENTAGE                                    ANNUAL RATES OF STOCK PRICE
                                          NUMBER OF         OF TOTAL                                          APPRECIATION FOR
                                         SECURITIES         OPTIONS          EXERCISE                          OPTIONS TERM(2)
                                         UNDERLYING        GRANTED TO         PRICE
                                          OPTIONS         EMPLOYEES IN         PER       EXPIRATION
                                          GRANTED         FISCAL YEAR         SHARE        DATE(1)           5%             10%
                                         ---------       -------------        -----      -----------       -----          ------
E. Andrews Grinstead, III
   01/01/99 grant                          500,000            7.7%            $2.00        01/01/09       $323,477       $1,107,416
   09/23/99 repricings                   1,263,319           19.4%            $0.50         Various       $ 79,821       $  423,299
                                         ---------
   Total granted or repriced in 1999     1,763,319
   Less duplication for
   options granted and repriced in 1999   (500,000)
                                         ---------
   Total options outstanding at          1,263,319(3)
     12/31/99                            =========

Sudhir Agrawal, D.Phil.
   01/01/99 grant                          500,000            7.7%            $2.00        01/01/09       $323,477       $1,107,416
   09/23/99 repricings                   1,118,263           17.2%            $0.50         Various       $ 82,267       $  405,914
                                         ---------
   Total granted or repriced in 1999     1,618,263
   Less duplication for options
      granted and repriced in 1999        (500,000)
                                         ---------
   Total options outstanding at
      12/31/99                           1,118,263(3)
                                         =========

---------------
(1) The expiration date of each option is the tenth anniversary of the date on which the option was originally granted.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were repriced or granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock, the optionholder's continued employment through the option period, and the date on which the options are exercised. As of May 9, 2000, the last sale price of common stock of Hybridon was $1.50.

(3) Mr. Grinstead and Dr. Agrawal had 680,596 and 551,356 exercisable options, respectively, at 12/31/99. The remaining options become exercisable over various periods through 9/30/03.

Stock Option Repricing

           The following table sets forth all repricings of stock options held by E. Andrews Grinstead, III, Hybridon's Chief Executive Officer, and Sudhir Agrawal, Hybridon's President and Acting Chief Executive Officer, since the effective date of Hybridon's initial public offering on January 25, 1996.

                                                 10-YEAR OPTION/SAR REPRICINGS

                                        NUMBER OF                                                            LENGTH OF
                                        SECURITIES      MARKET PRICE                                       ORIGINAL OPTION
                                        UNDERLYING      OF STOCK AT        EXERCISE                        TERM REMAINING
                                       OPTIONS/SARS'      TIME OF        PRICE AT TIME        NEW            AT DATE OF
                                        REPRICED OR     REPRICING OR      OF REPRICING      EXERCISE        REPRICING OR
                         DATE            AMENDED         AMENDMENT       OR AMENDMENT        PRICE            AMENDMENT
                         -----         ------------     ------------     -------------      --------       ---------------
E. Andrews               09/23/99        500,000            $0.38             $2.00            $0.50             9.28
 Grinstead, III          09/23/99        500,000            $0.38             $2.00            $0.50             8.83
                         09/23/99         12,000            $0.38            $31.88            $0.50             7.66
                         09/23/99         38,000            $0.38            $30.00            $0.50             7.54
                         09/23/99         16,806            $0.38            $31.25            $0.50             7.41
                         09/23/99         50,000            $0.38            $57.85            $0.50             6.42
                         09/23/99         30,000            $0.38            $37.50            $0.50             5.48
                         09/23/99         19,600            $0.38            $37.50            $0.50             3.96
                         09/23/99         70,246            $0.38            $37.50            $0.50             3.62
                         09/23/99         26,667            $0.38            $25.00            $0.50             2.38

Sudhir Agrawal           09/23/99        500,000            $0.38             $2.00            $0.50             9.28
                         09/23/99        500,000            $0.38             $2.00            $0.50             8.83
                         09/23/99          6,000            $0.38            $31.88            $0.50             7.66
                         09/23/99         19,000            $0.38            $30.00            $0.50             7.54
                         09/23/99          7,263            $0.38            $31.25            $0.50             7.41
                         09/23/99         25,000            $0.38            $57.85            $0.50             6.42
                         09/23/99         20,000            $0.38            $37.50            $0.50             5.48
                         09/23/99         10,000            $0.38            $37.50            $0.50             3.62
                         09/23/99         21,000            $0.38            $17.50            $0.50             3.29
                         09/23/99         10,000            $0.38             $1.25            $0.50             2.38

           The board of directors repriced all employee stock options effective September 23, 1999. The options were repriced in order to provide additional incentives to employees, since the previous option exercise prices were greater than the market price of Hybridon's common stock.

                                                          THE BOARD OF DIRECTORS

Aggregated Option Exercises and Year-End Option Table

           The following table sets forth certain information concerning the number and value of unexercised options held by each of the named executive officers on December 31, 1999:

                       AGGREGATED OPTION EXERCISES IN LAST
                         FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                                             NUMBER OF                   VALUE OF
                                                               SHARES                   UNEXERCISED
                                                             UNDERLYING                IN THE MONEY
                                                             OPTIONS AT              OPTIONS AT FISCAL
                                                          FISCAL YEAR-END               YEAR-END(1)
                                                          ---------------               -----------
                                                            EXERCISABLE/               EXERCISABLE/
                                                           UNEXERCISABLE               UNEXERCISABLE
                                                           -------------               -------------
E. Andrews Grinstead, III.........................        680,596 / 582,723         $347,104 / $297,189
Sudhir Agrawal....................................        551,356 / 566,907        $281,192 / $289,123

---------------------

(1) The closing price for the common stock as reported by The Nasdaq OTC Bulletin Board on December 31, 1999 was $1.01. Value is calculated on the basis of the difference between the option exercise price and $1.01, multiplied by the number of shares of common stock underlying the option.


Director Compensation

           Hybridon directors who are not full-time employees of the Company, i.e. outside directors, are paid $1,500 for personal or telephonic attendance at Board of Directors and committee meetings. Inside directors are not entitled to compensation in their capacities as directors. All of the directors are reimbursed for their expenses incurred in connection with their attendance at Board of Directors and committee meetings.

            In October 1995, Hybridon adopted the 1995 Director Stock Option Plan (the "Director Plan") which provides for the issuance of up to 400,000 shares of common stock after giving effect to a 350,000 share increase approved by stockholders at the Annual Meeting held on June 8, 1999 (the "1999 Annual Meeting"). Only outside directors are eligible to receive options under the Director Plan. Accordingly, Mr. Grinstead and Dr. Agrawal have not been granted stock options under this plan.

           The Director Plan provides that options to purchase 5,000 shares of common stock will be granted to each new outside director upon his or her initial election to the Board of Directors and for automatic annual grants to each outside director of an option to purchase 5,000 shares of the Company's common stock at the stock's closing price on the date of grant. As a result of the one-for-five reverse stock split effected in December 1997, the number of options to purchase the Company's common stock granted to each outside director was adjusted so that each outside director received options to purchase 1,000 shares of common stock at the time of their initial election to the Board or on their anniversary dates in 1998 and 1999 instead of the 5,000 per year provided for in the Director Plan. At the 1999 Annual Meeting, stockholders approved a one-time grant of options to purchase 8,000 shares of the Company's common stock (which, in addition to the options to purchase 1,000 shares previously granted in each of 1998 and 1999, as described above, gave each outside director options to purchase a total of 10,000 shares, or 5,000 for each of 1998 and 1999, of the Company's common stock).

           Stockholders also approved an amendment to the Director Plan that clarifies that options to purchase 5,000 shares of Common Stock be granted to each outside director annually and upon appointment to the Board. Accordingly, annual options to purchase 5,000 shares of common stock will be granted to each eligible director on

May 1 of each year. All options will vest on the first anniversary of the date of grant or, in the case of options granted automatically each year, on April 30 of the year following the date of the grant; provided, that the exercisability of these options will be accelerated upon the occurrence of a change in control, as defined in the Director Plan.

           As of March 31, 2000, options to purchase an aggregate of 80,000 shares of common stock were outstanding under the Director Plan. As described below, some outside directors have also received options to purchase Hybridon common stock under the Company's 1997 Stock Incentive Plan and 1995 Stock Option Plan.

           In March 1999, Hybridon entered into consulting arrangements with each of Mr. Powell, Dr. Zamecnik and Dr. Wyngaarden providing that each of them will act as a consultant to Hybridon for a two-year period and will receive a consulting fee of $20,000 per year for general consulting services. In addition, the agreements provide that each of these directors will receive a consulting fee of $1,500 per day for on-site consulting services that they provide at Hybridon's corporate offices, or at an alternative site agreed upon by the parties, and at Hybridon's prior request. Additional fees for special projects will be negotiated separately between the parties. Each of Mr. Powell, Dr. Zamecnik and Dr. Wyngaarden also received options to purchase 150,000 shares of Hybridon's common stock at $2.00 per share; such options will vest over a two-year period. Dr. Zamecnik has received $26,000 in convertible notes for his 1999 consulting services and board fees, which he may, at his option, convert into 43,333 shares of common stock. Mr. Powell's consulting agreement terminated when he resigned from the Board of Directors in February 2000.

           Hybridon is also a party to other consulting, advisory and other arrangements with various directors and their affiliates. For a description of these arrangements and certain other transactions between Hybridon and affiliates of certain directors, see "Certain Transactions."

Employment Agreements, Termination of Employment and Change in Control Arrangements

           Hybridon is party to an employment agreement with Mr. Grinstead for the period commencing July 1, 1996 and ending June 30, 2001. Under this agreement, Mr. Grinstead is currently entitled to receive an annual base salary of $375,000. Mr. Grinstead also is eligible to receive (a) a cash bonus each year related to the attainment of management objectives specified by the Board of Directors and (b) additional payments of $16,000 in 1996, 1997 and 1998. In the event Mr. Grinstead's employment is terminated by Hybridon without cause or by him for good cause, Hybridon will pay Mr. Grinstead during the 24-month period following his termination a monthly amount equal to one-twelfth of the sum of Mr. Grinstead's annual base salary as of the date of termination and the average bonus paid to him during the three years preceding his termination. Hybridon also will continue Mr. Grinstead's benefits for such period, subject to earlier termination under certain circumstances. If his employment is terminated by Hybridon for failure to perform his assigned duties, he will continue to receive his annual base salary and benefits during the six-month period following such termination. Notwithstanding the foregoing, in the event that Mr. Grinstead's employment is terminated for any of the above reasons within 12 months following a change in control of Hybridon, Mr. Grinstead will be entitled to receive, in lieu of the payments described above, a lump sum payment equal to 300% of the sum of his annual base salary and his average bonus amount. In the case of disability, employment can be terminated thirty days after ninety days of disability, at which time he receives a prorated amount of bonus and salary received up to the time of termination. After such termination, Mr. Grinstead shall receive long term disability.

           On February 15, 2000, Hybridon announced that beginning on January 1, 2000, Mr. Grinstead had taken an unexpected medical leave of absence of indefinite duration due to a serious illness. As of May 15, 2000, Mr. Grinstead's employment status with Hybridon was under review by the Board of Directors.

           In accordance with the terms of Mr. Grinstead's previous employment agreement, Hybridon loaned $190,000 to Mr. Grinstead in December 1992 pursuant to the terms of a promissory note bearing simple interest at a rate of 6% per year, which originally provided for the payment of principal and all interest on the earlier of December 23, 1995 or the expiration or termination of Mr. Grinstead's employment by Hybridon, but is currently payable on demand. This loan remained outstanding as of December 31, 1999, at which date the total unpaid balance of principal and interest was $270,050.

           Hybridon is party to an employment agreement with Dr. Agrawal for the period beginning July 1, 1996 and ending June 30, 2000. Under this agreement, Dr. Agrawal serves as Senior Vice President of Discovery and Chief Scientific Officer of Hybridon and is currently entitled to receive an annual base salary of $250,000. When Dr. Agrawal was appointed President and Acting Chief Executive Officer in February 2000, the terms of his employment remained unchanged. Dr. Agrawal is eligible to receive a cash bonus each year for achieving management objectives specified by the Chief Executive Officer and the Board of Directors. In the event Dr. Agrawal's employment is terminated by Hybridon without cause or by him for good cause, Hybridon will pay Dr. Agrawal during the 24-month period following his termination a monthly amount equal to one-twelfth of the sum of Dr. Agrawal's annual base salary as of the date of termination and the average bonus paid to him during the three years preceding his termination. Hybridon will also continue Dr. Agrawal's benefits for such period, subject to earlier termination under certain circumstances. If his employment is terminated by Hybridon for failure to perform his assigned duties, he will continue to receive his annual base salary and benefits during the six-month period following such termination. Notwithstanding the foregoing, in the event that Dr. Agrawal's employment is terminated for any of the above reasons within 12 months following a change in control of Hybridon, Dr. Agrawal will be entitled to receive, in lieu of the payments described above, a lump sum payment equal to 300% of the sum of his annual base salary and his average bonus amount.

           The employment agreements entered into between Hybridon and each of Mr. Grinstead and Dr. Agrawal also provide that all stock options held by any of the Named Executive Officers, including existing options and options to be granted in the future, shall include the following terms:

o that in the event that such Named Executive Officer's employment is terminated by Hybridon without cause or by him for good cause the exercisability of such stock options will be accelerated by two years and such stock options will be exercisable for a two-year period following termination

o that in the event of certain changes in control of Hybridon, its liquidation or the sale of all or substantially all of its assets, all such stock options not then exercisable will vest and become immediately exercisable.

           Hybridon is also a party to registration rights agreements with Mr. Grinstead that provide that in the event Hybridon proposes to register any of its securities under the Securities Act, at any time, with certain exceptions, Mr. Grinstead shall be entitled to include the shares of common stock held by him in such registration, subject to the right of the managing underwriter of any underwritten offering to exclude from such registration for marketing reasons some or all of such shares. Hybridon also is a party to indemnification agreements with Mr. Grinstead pursuant to which Hybridon has agreed to indemnify him for certain liabilities, including liabilities arising under the Securities Act.

           Stock options to purchase an aggregate of 207,513 shares of common stock granted to the Named Executive Officers pursuant to the 1990 Plan provide that, upon a change in control, all options granted thereunder will become fully exercisable. In addition, pursuant to the terms of the employment agreements entered into between Hybridon and each of the Named Executive Officers described above, in April 1997, stock options to purchase an aggregate of 156,069 shares of common stock granted to the Named Executive Officers under Hybridon's 1995 plan were amended to provide that such options will become fully exercisable upon a change in control of Hybridon, and all stock options granted to the Named Executive Officers after March 1, 1997 will provide that such options will become fully exercisable upon a change of control of Hybridon.

Compensation Committee Interlocks and Insider Participation

           On June 16, 1998 the Board of Directors re-established a Compensation Committee consisting of Messrs. Berry and El-Zein and Dr. Wyngaarden. Mr. H.F. Powell was also a member of the Compensation Committee during 1999. Mr. El-Zein and Dr. Wyngaarden were elected Vice Chairmen of the Board in February 1997. Dr. Wyngaarden became Chairman in February, 2000. None of the directors or executive officers of Hybridon had any "interlock" relationships to report during Hybridon's fiscal year ended December 31, 1999.

           Since January 1, 1999, Hybridon has entered into or is involved in certain ongoing transactions with the following:

o Pillar S.A., and affiliate entities of which Messrs. El-Zein and Menhall are affiliates

o entities advised by Pecks, an entity of which Mr. Berry is a principal

o          Forum, an entity of which Messrs. Hartley and Purkey are affiliates

o          each of Drs. Wyngaarden and Zamecnik and Mr. Powell

For further details of these transactions, see "Certain Transactions"

Report of the Compensation Committee on Executive Compensation

           The Company's Compensation Committee is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and setting the compensation for these individuals.

           The Compensation Committee seeks to achieve three broad goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that it believes will enable the Company to attract and retain key executives. In order to ensure continuity of certain key members of management, the Board of Directors has historically approved multi-year employment contracts for its executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of business objectives of the Company and/or the individual executive's particular area of responsibility. By linking compensation in part to achievement, the Compensation Committee believes that a performance-oriented environment is created for the Company's executives. Finally, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Company's common stock.

           The compensation programs for the Company's executives established by the Compensation Committee generally consist of three elements based upon the foregoing objectives: base salary; cash bonuses and a stock-based equity incentive in the form of participation in the Company's stock option plans. The Compensation Committee did not consider cash bonuses in 1999 due to the Company's cash position.

           In establishing base salaries for the executive officers, including the Chief Executive Officer, which base salaries have been fixed in the executive officers' employment agreements, the Board of Directors monitors salaries at other companies, particularly those that are in the same industry as the Company or related industries and/or located in the same general geographic area as the Company, considers historic salary levels of the individual and the nature of the individual's responsibilities and compares the individual's base salary with those of other executives at the Company. The Compensation Committee also considers the challenges involved in retaining first-rate managerial personnel in the antisense field because of the new nature of this technology. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions, the Company's financial performance and the individual's performance.

           The Compensation Committee uses stock options as a significant element of the compensation package of the Company's executive officers, including the Chief Executive Officer, because they provide an incentive to executives to maximize stockholder value and because they reward the executives only to the extent that stockholders also benefit. The timing and amounts of such grants depends upon a number of factors, including new hires of executives, the executives' current stock and option holdings and such other factors as the Compensation Committee deems relevant. In granting stock options in 1999 to the Company's executives, including Mr. Grinstead, the Compensation Committee considered a variety of factors, including the Company's accomplishments in the areas of product development, enhancement of the Company's patent and licensing position, restructuring and increased development of the Hybridon Specialty Products Division. Likewise, the grant of stock options to Mr. Grinstead and Dr. Agrawal in 1999 was based on the Compensation Committee's judgment as to the leadership role these executives played with respect to these accomplishments. When granting stock options, it has generally been the policy of the Compensation Committee to fix the exercise price of such options at 100% of the fair market value of the Common Stock on the date of grant. However, as discussed above, all employee stock options were repriced in September, 1999, including those belonging to Mr. Grinstead and Dr. Agrawal, in order to provide additional incentive to employees, since the previous option exercise prices were greater than the market price of Hybridon's common stock.

           Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In this regard, the Company has limited the number of shares subject to stock options which may be granted to Company employees in a manner that complies with the performance-based requirements of Section 162(m). Based on the compensation awarded to Mr. Grinstead and the other executive officers of the Company, it does not appear that the Section 162(m) limitation will have a significant impact on the Company in the near term. While the Committee does not currently intend to qualify its incentive awards as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.

                                                       COMPENSATION COMMITTEE OF
                                                       THE BOARD OF DIRECTORS

                                                       Arthur W. Berry
                                                       Youssef El-Zein
                                                       James B. Wyngaarden


                          1/25/96    12/31/96    12/31/97   12/31/98    3/31/99    6/30/99    9/30/99   12/31/99
                          -------    --------    --------   --------    -------    -------    -------   --------
Hybridon Inc                100        55.95        5.71       3.10       2.62       1.07        .83       1.94
Nasdaq Market Index         100       120.16      146.98     207.31     231.61     252.02     256.13     378.28
SIC Code Index              100        94.51      102.28     160.58     205.02     203.16     240.91     360.68


           THE BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE IS IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS AND THEREFORE, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THEIR ELECTION.

        PROPOSAL 2 -- APPROVAL OF AMENDMENT TO 1997 STOCK INCENTIVE PLAN

           The Board of Directors has approved an amendment to the Company's 1997 Stock Incentive Plan (the "1997 Plan") which, if adopted, would increase the number of shares authorized for issuance thereunder by 2,000,000 shares.

           The 1997 Plan was adopted by the Board of Directors on March 20, 1997 and approved by the Company's stockholders on April 21, 1997. Currently, the 1997 Plan provides for the issuance of up to 6,500,000 shares of Common Stock. The Board of Directors believes that the continued growth and profitability of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining and motivating key personnel. As of May 10, 2000, approximately 800,000 shares were available for future Awards under the Company's 1997 Plan. Accordingly, the Board of Directors authorized, subject to shareholder approval, an amendment to the 1997 Plan that increases the number of shares of Common Stock available for issuance under the 1997 Plan from 6,500,000 shares to 8,500,000 shares (subject to a proportionate adjustment for certain changes in the Company's capitalization, such as a stock split). The increase in the number of shares of Common Stock reserved for issuance under the 1997 Plan will permit the Company to continue the operation of the 1997 Plan for the benefit of new participants, as well as to allow additional awards to current participants.

           The major features of the 1997 Plan are summarized below, which summary is qualified in its entirety by the actual text of the 1997 Plan. The text of the amendment, subject to your approval, appears as Exhibit A to the Proxy Statement. The Company will furnish without charge a copy of the 1997 Plan to any stockholder of the Company upon receipt from any such person of an oral or written request for the 1997 Plan. Such request should be sent to the Company, Attention of Investor Relations, 155 Fortune Blvd., Milford, Massachusetts 01757, or made by telephone at (508) 482-7500.

Description of Awards

           The 1997 Plan provides for the grant of options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("incentive stock options"), options not intended to qualify as incentive stock options ("nonstatutory stock options"), restricted stock awards and other stock-based awards, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights (collectively "Awards").

Incentive Stock Options and Nonstatutory Stock Options

           Optionees receive the right to purchase a specified number of shares of Common Stock at some time in the future at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding 10% or more of the voting power of the Company). The 1997 Plan permits the Board of Directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any other lawful means.

Restricted Stock Awards

           Restricted Stock Awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

Other Stock-Based Awards

           Under the 1997 Plan, the Board has the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

Eligibility to Receive Awards

           Officers, employees, directors, consultants and advisors of the Company and its subsidiaries are eligible to be granted Awards under the 1997 Plan. Under present law, however, incentive stock options may only be granted to employees. The maximum number of shares with respect to which an Award may be granted to any participant under the 1997 Plan may not exceed 500,000 shares per calendar year.

           As of May 8, 2000, approximately 60 persons were eligible to receive Awards under the 1997 Plan, including all of the Company's employees and consultants, and the Company's two executive officers and seven non-employee directors. The granting of Awards under the 1997 Plan is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular person or group.

Administration

           The 1997 Plan is administered by the Board of Directors. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1997 Plan and to interpret the provisions of the 1997 Plan. Pursuant to the terms of the 1997 Plan, the Board of Directors may delegate authority under the 1997 Plan to one or more committees of the Board, and subject to certain limitations, to one or more executive officers of the Company. Subject to any applicable limitations contained in the 1997 Plan, the Board of Directors, or any committee or executive officer to whom the Board delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of Common Stock subject to any restricted stock or other stock-based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

           The Board of Directors is required to make appropriate adjustments in connection with the 1997 Plan and any outstanding Awards to reflect stock dividends, stock splits and certain other events If any Award expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such Award will again be available for grant under the 1997 Plan.

Amendment or Termination

           No Award may be made under the 1997 Plan after March 20, 2007, but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the 1997 Plan, except that no outstanding Award designated as subject to Section 162(m) of the Code by the Board of Directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment shall have been approved by the Company's stockholders.

Federal Income Tax Consequences

           The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 1997 Plan and with respect to the sale of Common Stock acquired under the 1997 Plan.

Incentive Stock Options

           In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option may, however, subject the participant to the alternative minimum tax. Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

           If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

           If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

Nonstatutory Stock Options

           As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

           With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO stock for more than one year prior to the date of the sale.

Restricted Stock Awards

           A participant will not recognize taxable income upon the grant of a restricted stock Award, unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a
Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, the participant will recognize ordinary income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

           Upon the disposition of the Common Stock acquired pursuant to a restricted stock Award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's basis in the Common Stock. The gain or loss will be a long-term gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the Award is granted if a Section 83(b) Election is made.

Other Stock-Based Awards

           The tax consequences associated with any other stock-based Award granted under the 1997 Plan will vary depending on the specific terms of such Award, including whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award, the applicable holding period and the participant's tax basis.

Tax Consequences to the Company

           The grant of an Award under the 1997 Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the 1997 Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 1997 Plan, including as a result of the exercise of a nonstatutory stock option, a Disqualifying Disposition or a Section 83(b) Election. Any such deduction will be subject to the limitations of Section 162(m) of the Code. The Company will have a withholding obligation with respect to any ordinary compensation income recognized by participants under the 1997 Plan who are employees or otherwise subject to withholding in connection with the exercise of a nonstatutory stock option or a Section 83(b) Election.

Amendment No. 2 to the 1997 Plan

           At the 1999 Annual Meeting of Stockholders, the stockholders approved an amendment to the 1997 Plan that increased the number of shares of Common Stock available for issuance under the 1997 Plan from 4,500,000 shares to 6,500,000 shares (subject to a proportionate adjustment for certain changes in the Company's capitalization, such as a stock split).

           THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE AMENDMENT OF THE 1997 PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS AND THEREFORE, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT OF THE 1997 PLAN.

             PROPOSAL 3 -- RATIFICATION OF THE SELECTION OF AUDITORS

           The Board of Directors has selected Arthur Andersen LLP as auditors of the Company for the year ending December 31, 2000, subject to ratification by stockholders at the Annual Meeting. If the stockholders do not ratify the selection of Arthur Andersen LLP, the Board of Directors will reconsider the matter. A representative of Arthur Andersen LLP, which served as auditors for the year ended December 31, 1999, is expected to be present at the Annual Meeting to respond to appropriate questions, and to make a statement if he or she so desires.

           THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL TO RATIFY THE SELECTION OF AUDITORS IS IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS AND THEREFORE, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AUDITORS.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

           Any proposal that a stockholder intends to present at the 2001 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its offices, 155 Fortune Blvd., Milford, Massachusetts 01757, no later than January 10, 2001 in order to be considered for inclusion in the Proxy Statement relating to that meeting.

                                  OTHER MATTERS

           The Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting other than that described above. However, if any other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

           The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

           THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                         By Order of the Board of Directors,


                                         Robert G. Andersen, Assistant Secretary

May 22, 2000

                                    EXHIBIT A

                                 HYBRIDON, INC.
                           --------------------------

                            1997 STOCK INCENTIVE PLAN
                           --------------------------

       AMENDMENT NO. 3 TO THE 1997 STOCK INCENTIVE PLAN OF HYBRIDON, INC.

           The first sentence of Subsection 4(a) of the 1997 Stock Incentive Plan of Hybridon, Inc. will be amended and restated in its entirety to provide as follows, subject to stockholder approvals:

           "Subject to adjustment under subsection (c) below, Awards may be made under the Plan for up to 8,500,000 shares of Common Stock."

                                             Adopted by the Board of Directors
                                             on May 12, 2000

                                             Approved by the stockholders of the
                                             Company on June __, 2000.

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no other indication is made, the proxies shall vote "For" proposal numbers 1, 2 and 3.

Please mark your votes is indicated in this example: [ X ]

Mark this box at right if comments or address change have been noted on the reverse side of this card [ ]

A vote FOR the director nominees and FOR proposal numbers 2 and 3 is recommended by the Board of Directors.

1)  Election of Class II Directors

                                                For All
 For                   Withhold                 Except
[   ]                   [   ]                    [   ]

Nominees: Camille A. Chebeir, James B. Wyngaarden, M.D. and Paul C. Zamecnik,
M.D.

If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee(s).

2)  Approval of the amendment to the Company's 1997 Stock Incentive Plan.

 For                  Against                     Abstain
[   ]                  [   ]                       [   ]

3) Ratification of selection of Arthur Andersen LLP as independent auditors of the Company for the current year.

 For                  Against                     Abstain
 [  ]                  [   ]                       [   ]

And to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please be sure to sign and date this Proxy.

Please sign this proxy exactly as your name appears hereon. Joint Owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Date: __________________


-----------------------
Stockholder Signature

PLEASE VOTE, DATE AND SIGN ON
OTHER SIDE AND RETURN
PROMPTLY IN ENCLOSED
ENVELOPE.

                                       -2

                                 HYBRIDON, INC.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign and date the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders to be held on June 29, 2000.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


Hybridon, Inc.


                                 HYBRIDON, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                 Annual Meeting of Stockholders - June 29, 2000

Those signing on the reverse side, revoking prior proxies, hereby appoint(s) Sudhir Agrawal, Robert G. Andersen and John M. Naples, or each or any of them with full power of substitution, as proxies for those signing on the reverse side to act and vote all shares of stock of Hybridon, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the 2000 Annual Meeting of Stockholders of the Company and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting. Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless those signing on the reverse side shall revoke this proxy in writing.

HAS YOU ADDRESS CHANGED?                         DO YOU HAVE ANY COMMENTS?

-----------------------------                    -------------------------------

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                                      -3-